SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 30, 2017 (the “Effective Date”) by and between BofI Holding, Inc. and BofI Federal Bank, a federal savings bank (collectively “Employer”) and Gregory Garrabrants (“Officer”). The Employer and its Affiliates shall be defined as the “Company.”
WHEREAS, Employer and Officer have previously entered into that certain Employment Agreement, effective as of October 22, 2007 (the “Initial Employment Agreement”);
WHEREAS, Employer and Officer amended and restated the Initial Employment Agreement in the form of the Amended and Restated Employment Agreement, effective May 26, 2011 (the “First Amended and Restated Employment Agreement”);
WHEREAS, Employer and Officer agree to a further amendment and restatement of the First Employment Agreement in the form of this Second Amended and Restated Employment Agreement, effective June 30, 2017 (the “Second Amended and Restated Employment Agreement” or “Agreement”);
WHEREAS, Employer desires to obtain the benefit of continued services of Officer and Officer desires to continue to render services to Employer; and
WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer’s employment with Employer and its Affiliates under this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:
1.EFFECTIVE TIME AND TERM. Employer agrees to employ Officer and Officer agrees to serve Employer, in accordance with the terms hereof, for a term beginning on the Effective Date and ending on June 30, 2022 unless earlier terminated in accordance with the provisions hereof (the “Initial Employment Term”). This Agreement shall automatically renew for an additional term of one year from each year commencing on July 1, 2022 to June 30th of the following year unless notice of non-renewal is provided by either Employer or Officer at least six (6) months prior to the date of renewal. As used in this Agreement, “Fiscal Year” means Employer’s Fiscal Year commencing July 1 and ending June 30 of each year. The Initial Employment Term and any subsequent period of service following a renewal shall be referred to herein as the “Employment Term.”
2.    POSITION, DUTIES AND RESPONSIBILITIES. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Officer shall continue to serve as President and Chief Executive Officer of Employer. Employer agrees that Officer shall have the authority and duties customary for his position in similarly situated entities and such other duties, commensurate with his position, as assigned by the Board of Directors of Employer (the “Board”) from time to time. Officer shall have such executive power and authority as shall

39700561v.1

reasonably be required to enable him to discharge his duties. Officer shall report only to the Board and shall perform his duties, subject to their authority. Officer shall use his commercially reasonable efforts to perform his duties faithfully, diligently and consistent with the standards of the banking industry. Officer shall be nominated to the Board by the nominating committee of the Board during the Employment Term.
3.    OUTSIDE AFFILIATIONS. During the Employment Term, Officer agrees to devote such time as is necessary to discharge the responsibilities assigned to Officer hereunder and to use the Executive’s reasonable best efforts to perform such responsibilities faithfully and efficiently and will not engage in consulting work or any trade or business for his own account or on behalf of any other person, firm or corporation that directly competes, conflicts or interferes with the performance of his duties in any way without prior approval by the Board. Notwithstanding the foregoing, Officer may make and manage personal business investments and personal investment companies of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association. Officer may deliver lectures, fulfill speaking engagements, or teach at educational institutions, and attend to other business matters, without seeking or obtaining approval by the Board, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder. Subject to his fiduciary duties as an Officer and Director of the Company, Officer may serve as an officer and/or director of the entities previously disclosed to the Board and upon disclosure and approval by the Board, other related companies and similar private equity or portfolio companies.
4.    COMPENSATION AND BENEFITS. Except as otherwise provided herein, during the Employment Term, Employer shall provide to Officer the following compensation and benefits:
4.1.    Base Salary. Employer shall pay to Officer a base salary at the annual rate of three hundred seventy-five thousand dollars ($375,000) from the Effective Date of this Agreement until June 30, 2017, provided that on and after July 1, 2017, Employer shall pay to Officer a base salary at the annual rate of seven hundred thousand dollars ($700,000) (the “Base Salary”). Officer’s Base Salary shall be payable in equal monthly or more frequent installments as is customary under Employer’s payroll practices. Subsequent changes to the Base Salary shall be made at the sole discretion of the Compensation Committee of the Board. The Base Salary may be increased from time to time, but shall not be reduced, and any increased rate shall thereafter be the rate of Base Salary hereunder.
4.2.    Annual Cash Incentive Award.
4.2.1    For the 2017 Fiscal Year (July 1, 2016 through June 30, 2017) only, Officer’s Annual Cash Incentive Award shall be awarded as prescribed and calculated by that certain First Amended and Restated Employment Agreement dated May 26, 2011 (prior to giving effect to any amendment and restatement set out in this Agreement).

39700561v.1

4.2.2    For the 2018 Fiscal Year (July 1, 2017 through June 30, 2018) and each subsequent Fiscal Year in the Employment Term, Officer shall be eligible to receive an Annual Cash Incentive Award equal to the excess, if any, of (a) the sum of (i) the Adjusted Target Bonus and (ii) the Financial Performance Bonus (each as defined below) minus (b) the amount of any Accumulated Amount (as defined below) prior to giving effect to Section 4.2.5 and treating any Accumulated Amount as a positive number for this Section 4.2.2. If the Annual Cash Incentive Award is less than zero (0), then no Annual Cash Incentive Award will be earned or paid.
4.2.3    Definitions.
(a)    “Actual Net Income” shall mean Employer’s after tax net income as reported in its audited financial statements for the Fiscal Year to which the Annual Cash Incentive Award applies.
(b)    “Accumulated Amount” shall mean a carryforward of a negative balance from prior bonus periods commencing with the 2019 Fiscal Year, as calculated in Section 4.2.5.
(c)     “Adjusted Target Bonus” shall mean the Target Bonus multiplied by the Individual Performance Factor (as defined below).
(d)    “Equity Value” means the monthly average book value of Employer’s common equity.
(e)    “Financial Performance Bonus” shall mean two percent (2%) multiplied by the Net Income Performance (as defined below).
(f)    “Financial Performance Bonus” shall mean two percent (2%) multiplied by the Net Income Performance (as defined below).
(g)    “Individual Objectives” shall mean individual performance goals and/or objectives for Officer set by the Compensation Committee or the Board in their reasonable discretion in consultation with Officer. Such Individual Objectives may include, but are not limited to, strategic planning, leadership, quality of earnings, quality and effectiveness of enterprise risk management, quality of compliance management systems, executive recruitment and retention, and quality of relationships with external regulatory agencies and such other objectives that the Compensation Committee or the Board may reasonably determine in good faith, at the end of the Fiscal Year.
(h)    “Individual Performance Factor” shall mean a percentage based on Officer’s achievement of the Individual Objectives (as defined below). The Individual Performance Factor shall be determined by Board. The target Individual Performance Factor is one hundred percent (100%) based on satisfactory achievement of all Individual Objectives as

39700561v.1

defined in (g) above. The Individual Performance Factor shall not be less than eighty percent (80%) or greater than one hundred and twenty percent (120%).
(i)    “Net Income Performance” shall mean the difference of (i) the Actual Net Income minus (ii) the Target Net Income (each as defined below).
(j)    “Preliminary Bonus Amount” shall mean the Adjusted Target Bonus PLUS (b) the Financial Performance Bonus.
(k)    “Target Bonus” shall mean an amount equal to one and one-half times Base Salary for the Fiscal Year for which the Annual Cash Incentive Award is earned.
(g)    “Target Net Income” shall mean fifteen percent (15%) multiplied by the Equity Value (as defined above).
4.2.4    Employer shall communicate the Individual Objectives to Officer prior to or as soon as practicable, but no later than ninety (90) days after commencement of the Fiscal Year for which the Individual Objectives apply. Officer’s performance relative to the Individual Objectives will be determined in good faith by the Compensation Committee reasonably promptly after the end of the Fiscal Year. Employer shall communicate the Individual Performance Factor to Officer no less than thirty (30) days prior to the payment date of the Annual Cash Incentive Award.
4.2.5     The Accumulated Amount shall be calculated as follows:
(a)    As of the commencement of the 2018 Fiscal Year, on July 1, 2017, the Accumulated Amount shall be zero (0).
(b)    For the 2019 Fiscal Year, if the Preliminary Bonus Amount is less than zero (0), then the Preliminary Bonus Amount shall be the Accumulated Amount provided that if the absolute value of the Preliminary Bonus Amount is larger than the Target Bonus, then the amount to be added to the Accumulated Amount shall equal zero (0) minus the Target Bonus (0-Target Bonus).
(c)    For each subsequent Fiscal Year, the Accumulated Amount shall equal the sum of (i) the Accumulated Amount at the commencement of such Fiscal Year, (ii) if the Preliminary Bonus Amount is less than zero (0), the Preliminary Bonus Amount, and (iii) the amount by which the Annual Cash Incentive Award was reduced, if any, pursuant to Section 4.2.6.
(d)    If the Accumulated Amount based on prior Fiscal Years is less than zero (0) and Preliminary Bonus Amount is greater than zero (0), then the Preliminary Bonus Amount shall be added to the Accumulated Amount. If addition of the full Preliminary Bonus Amount to

39700561v.1

the Accumulated Amount would result in an Accumulated Amount greater than zero (0), then the Accumulated Amount shall be zero (0).
(e)    If the Preliminary Bonus Amount is greater than zero (0) and the Accumulated Amount is zero (0), then the Accumulated Amount shall remain zero (0).
(f)    In no event shall the Accumulated Amount be less than zero (0) minus twice the Target Bonus (0- 2x Target Bonus).
4.2.6     Notwithstanding anything set out in this Section 4.2, the Board may reduce (but not increase) the Annual Cash Incentive Award in its reasonable discretion based on upon individual performance issues of Officer that (a) were not contemplated or communicated before the beginning of the Fiscal Year, and (b) are not reflected in current or future net income. Such “negative discretion” is generally reserved for extraordinary circumstances, and will require the approval of not less than two-thirds (2/3) of the then-appointed members of the Board. If Employer reduces the Annual Cash Incentive Award as provided in this Section 4.2.6, then Employer shall provide (%5) prompt written notice to Officer of such reduction and a reasonably detailed description of the basis for such reduction (the “Deficiency”), (%5) the actions required to be taken or the results that must be attained by Officer in order to cure the Deficiency, and (%5) the time period within which the Deficiency may be cured (the “Annual Cash Incentive Award Cure Period”), if it is possible to cure the Deficiency. If the Deficiency is of a type which may be cured and is, in fact, cured prior to the end of the Annual Cash Incentive Award Cure Period, then the Annual Cash Incentive Award will be increased by an amount proportionate to the extent that the Deficiency has been timely cured. The Board will supply Officer with a non-exhaustive list of examples of situations that may warrant negative adjustments (the “Negative Performance Examples”) within thirty (30) days following the August 2017 meeting of the Board.
4.2.7     The aggregate Annual Cash Incentive Award that Officer is eligible for shall be determined and paid within thirty (30) days of the filing of the Employer’s Form 10-K with the U.S. Securities and Exchange Commission for the Fiscal Year for which the Annual Cash Incentive Award is being calculated, but in no event later than seventy-five (75) days after the end of the Fiscal Year for which the Annual Cash Incentive Award is being calculated. The audited financial statements of Employer filed with its Form 10-K shall be used for all purposes of calculating the Annual Cash Incentive Award and each of its components, as appropriate.
4.2.8    If the Annual Cash Incentive Award is required to be prorated pursuant to Section 5.3 of this Agreement, the amount of the Annual Cash Incentive Award to be paid to Officer with respect to the Fiscal Year in which the Termination occurs shall be prorated by multiplying the Annual Cash Incentive Award by the “Term Adjustment.” The “Term

39700561v.1

Adjustment” shall be calculated by (i) dividing the number of days from and after the beginning of the Fiscal Year through the Termination Date (as defined in Section 9.1 below), by (ii) the total number of days in the Fiscal Year in which the Termination Date (as defined in Section 9.1 below) occurs, and (iii) multiplying the percentage derived thereby times the Annual Cash Incentive Award otherwise payable with respect to such Fiscal Year.
4.3.    Annual Restricted Stock Unit Award.
1.%2.%3    For the 2017 Fiscal Year (July 1, 2016 through June 30, 2017) only, Officer shall be eligible for the Annual Restricted Stock Award calculated and awarded in accordance with the First Amended and Restated Employment Agreement dated May 26, 2011 (prior to giving effect to any amendment and restatement set out in this Agreement).
2.%2.%3    For the 2018 Fiscal Year (July 1, 2017 through June 30, 2018) and for each subsequent year of the Employment Term, Officer shall receive an “Annual Restricted Stock Unit Award” equal to the number of Restricted Stock Units (“RSUs”) (as defined by Section 8.1 of this Agreement) equal to: (i) the RSU Value MINUS any Equity Accumulated Amount (as defined below) prior to giving effect to Section 4.3.4 and treating any Equity Accumulated Amount as a positive number for this Section 4.3.2, DIVIDED BY (ii) the Beginning Stock Price (as defined below). If the Annual Restricted Stock Unit Award as calculated in this Section 4.3.2 is less than zero (0), then no grant of RSUs will be earned or made. The Annual Restricted Stock Unit Award shall be shall be subject to vesting as described below. The Annual Restricted Stock Unit Award shall be granted reasonably promptly after payment of the Annual Cash Incentive Award, as set out above in Section 4.2.7.

4.3.3     Definitions.
(a)    “Beginning Market Cap” shall mean the number of Employer’s shares outstanding at the end of the prior Fiscal Year multiplied by the Beginning Stock Price (as defined below).
(b)    “Beginning Stock Price” shall mean the average daily stock price (adjusted for splits, etc.) for Employer’s shares in the final month of the prior Fiscal Year.
(c)    “Equity Accumulated Amount” shall mean a carryforward of a negative balance from prior equity periods, as calculated in Section 4.3.5.
(d)    “Individual Performance Factor” shall have the meaning ascribed to it in Section 4.2.3(h).
(e)    “Individual RSU Award Value” shall mean the Target Equity Award multiplied by the Individual Performance Factor.

39700561v.1

(f)    “Preliminary Equity Amount” shall mean the Individual RSU Award Value plus the Shareholder Return Equity Value.
(g)    “RSU Value” shall mean the Individual RSU Award Value plus the Shareholder Return Equity Value (each as defined herein), provided that the RSU Value shall be no greater than zero (0) for any Fiscal Year in which Employer’s after-tax net income is negative.
(h)    “Shareholder Return Equity Value” shall mean two percent (2%) multiplied by the Shareholder Return Performance (as defined herein).
(i)    “Shareholder Return Performance” shall mean (i) (x) Employer’s total annual shareholder return, including reinvested dividends, for the Fiscal Year, as reported on the NASDAQ National Market minus (y) the average total shareholder return of the ABAQ Index of companies (or similar index of companies if the ABAQ Index shall cease being representative of companies similar to Employer), multiplied by (ii) the Beginning Market Cap. For purposes of any Restricted Stock Units granted prior to the date specified in Section 4.3.2 as provided in Section 4.3.3, “Shareholder Return Performance” shall be based on Employer’s total shareholder return, including reinvested dividends, and average total shareholder return of the ABAQ Index of companies as of a date reasonably prior to the date of the grant, as selected by the Compensation Committee in its discretion.
(j)    “Target Equity Award” for each Fiscal Year shall be calculated as set forth below:

Target Equity Award	Beginning Market Cap
Two million five hundred thousand dollars exactly ($2,500,000)	Less than $2.0 billion ($2,000,000,000)
Three million dollars exactly ($3,000,000)	$2.0 billion ($2,000,000,000) or greater, but less than $2.5 billion ($2,500,000,000)
Three million five hundred thousand dollars exactly ($3,500,000)	$2.5 billion ($2,500,000,000) or greater, but less than $3.5 billion ($3,500,000,000)
Four million dollars exactly ($4,000,000)	$3.5 billion ($3,500,000,000) or greater

4.3.4    Notwithstanding anything to the contrary in this Agreement, in the event that the Annual Restricted Stock Unit Award in any Fiscal Year, combined with any other equity grant made to Officer under this Agreement or otherwise in such Fiscal Year, would exceed four hundred eighty thousand (480,000) shares (subject to adjustment in the manner provided in Article XV of the Plan as defined in Section 4.3.5 herein, or the counterpart provision if the Plan is modified subsequent to the Effective Date of this Agreement) (the “Share

39700561v.1

Limit”), the number of restricted shares granted to the Officer pursuant to the Annual Restricted Stock Unit Award for such Fiscal Year shall be capped at the Share Limit and the Officer shall be paid an amount in cash equal to the excess of the value of the Annual Restricted Stock Unit Award to be granted in such Fiscal Year over the Share Limit.
4.3.5    Any Annual Restricted Stock Unit Awards shall be subject to the terms and conditions of the BOFI Holding, Inc. 2014 Stock Incentive Plan or any updated plan as may be modified from time to time (the “Plan”). One-fourth (1/4) of the total Annual Restricted Stock Unit Award shall vest on the last day of each Fiscal Year, commencing with the first Fiscal Year after the Fiscal Year used to calculate the RSU Value, provided that Officer has provided continuous service as an employee of the Employer, as a Board Member of the Employer, or as a Consultant of the Employer, and is in compliance with the Plan. The Equity Accumulated Amount shall be calculated as follows:
(a)    If the Future RSU Reduction Amount is less than zero (0), then the Future RSU Reduction Amount will be added to the Equity Accumulated Amount.
(b)    If the Preliminary Equity Amount is greater than zero (0) then the Preliminary Equity Amount shall be added to the Equity Accumulated Amount. If addition of the full Preliminary Equity Amount to the Equity Accumulated Amount would result in an Equity Accumulated Amount greater than zero (0), then the Equity Accumulated Amount shall be zero (0).
(c)    If the Preliminary Equity Amount is greater than zero (0) and the Equity Accumulated Amount is zero (0), then the Equity Accumulated Amount shall remain zero (0).
4.3.6    If the Annual Restricted Stock Unit Award is to be prorated as required under Section 5.3 of this Agreement, the calculations of the Annual Restricted Stock Unit Award shall be the product of multiplying (a) the Annual Restricted Stock Unit Award times (b) the Term Adjustment as determined in Section 4.2.8 of this Agreement.
4.4.    Reimbursement of Business Expenses. During the term of this Agreement, Employer shall reimburse Officer promptly for all reasonable and appropriate business expenditures, including expenses for membership in professional organizations, to the extent that such expenditures are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.
4.5.    Additional Benefits. During the term of this Agreement, Officer shall be entitled to paid vacation and fringe benefits in accordance with, and subject to the terms and conditions of Employer’s policies and procedures in effect for senior officers. Officer shall also be eligible to enroll and participate in any health and welfare benefit (medical, dental, vision, life, disability, flexible spending accounts), stock purchase, profit-sharing,

39700561v.1

deferred compensation, or other benefit plans provided by Employer from time to time and subject to the eligibility criteria and terms and conditions of such plans. This Agreement does not affect or otherwise modify the provisions of any other compensation, retirement or other benefit program or plan of Employer.
5.    TERMINATION OF EMPLOYMENT. This Agreement, the compensation and benefits provided under this Agreement, and Officer’s employment with Employer, are terminable as herein provided.
5.1.    Grounds for Termination. Employer may, in its sole and absolute discretion, terminate this Agreement and Officer’s employment on the following grounds:
5.1.1    Disability. In the event that Officer is unable, by reason of prolonged absence from work for health reasons or any medically determinable physical or mental disability, for four (4) consecutive months, or for shorter periods aggregating four (4) months in any twelve (12) month period, as reasonably determined by the Board, to render the material services contemplated by this Agreement (“Disability”), Officer’s employment hereunder may be terminated, by written Notice of Termination (as defined in Section 9.1 below) from Employer to Officer while Officer remains so incapacitated.
5.1.2    Death. In the event of Officer’s death during the term of this Agreement (“Death”), this Agreement and Officer’s employment shall immediately and automatically terminate.
5.1.3    Cause. Employer may terminate Officer’s employment under this Agreement for “Cause.” A termination for Cause is a termination by reason of (a) Officer’s willful failure or refusal to perform, or Officer’s habitual neglect of, his material duties; (b) Officer’s conviction by a court of competent jurisdiction (or plea of nolo contendere) of a felony involving acts of fraud, embezzlement, dishonesty or moral turpitude which materially adversely affects Employer’s reputation in the community or which evidences the lack of Officer’s fitness to fulfill duties as required under this Agreement; (c) Any determination, by an arbitrator appointed pursuant to Section 9.4 hereof, in an expedited arbitration to be completed within sixty (60) days of the submission of a demand for arbitration, finding that Officer has breached his fiduciary duty to Employer in a manner having a material impact on Employer that involves personal profit or misappropriation of funds or property of the Employer; (d) Officer’s commission of any act which causes termination of coverage under Employer’s Banker Blanket Bond as to Officer, as distinguished from termination of coverage as to the Employer as a whole or as to other officer(s) of the Employer; (e) Employer being closed or taken over by any of the bank regulatory authorities having jurisdiction over Employer's activities as a result of actions taken by Officer; or (f) any bank regulatory authority successfully exercising its cease and desist power to remove Officer from office provided that the order resulted from act(s) of Officer

39700561v.1

which were committed in bad faith or without reasonable belief that such act(s) were in the best interests of Employer. For purposes of Section 5.1.3(a) an act, or failure to act, based upon authority given pursuant to the direction of the Board or based upon Officer’s good faith compliance with the advice of counsel for Employer that Officer reasonably believes to be lawful and in the best interests of Employer, shall not be grounds for termination for Cause.
Notwithstanding the foregoing, Officer's employment shall not be deemed to have been terminated for Cause unless and until Officer has been provided with written notice that states the Employer believes that the Officer has engaged in conduct that constitutes “Cause” and specifies the conduct in detail that the Employer believes constitutes “Cause.” However, if, and only if, the grounds for Cause is alleged to be conduct described in Section 5.1.3(a) herein, and any such conduct is remediable, or can be cured going forward, then: (1) Officer shall be provided with no less than thirty (30) days from receipt of such written notice (the “Termination for Cause Cure Period”) to remedy or cure going forward such conduct, (2) if the conduct of Officer described in the written notice is not remedied or cured within the Termination for Cause Cure Period, Officer, together with Officer's counsel, shall be provided an opportunity to be heard before the non-employee directors of the Board (the "Outside Directors"), and (3) there shall be delivered to Officer a copy of a resolution duly adopted by the affirmative vote of no less than two-thirds (2/3) of the Outside Directors finding that in the Outside Directors' good faith opinion Officer was guilty of conduct set forth above in this Section 5.1.3(a) and specifying the particulars thereof in reasonable detail.
5.1.4    Without Cause. Employer may, in its sole and absolute discretion, terminate this Agreement and Officer’s employment other than for Cause, Death, or Disability (“Without Cause”) by giving Notice of Termination (as defined in Section 9.1 below) at any time for any reason.
5.2.    Resignation. Officer may terminate this Agreement and his employment on the following grounds:
5.2.1    Good Reason. Officer may terminate Officer’s employment at any time for Good Reason, as herein defined. “Good Reason” means that any one or more of the following have occurred without Officer’s written consent (other than as a result of Officer’s Death, Disability or termination of Officer’s employment for Cause) which is not cured by Employer within thirty (30) days after written notice thereof is given to Employer by Officer:
(i)    material diminution in authority, duties, or responsibilities;
(ii)    material diminution of Officer’s base compensation;
(iii)    material change in the geographic location at which Officer must perform the services contemplated by the Agreement; or

39700561v.1

(iv)    Officer resigning at the formal written request for such resignation by a majority of the Board.
(v)    Any other action or inaction constituting a material breach of the terms of this Agreement by Employer or that would qualify as Good Reason consistent with Section 409A of the Internal Revenue Code (“Section 409A”).
Officer shall provide notice of the good reason condition (“Notice of Good Reason”) within ninety (90) days of the initial existence of the Good Reason condition. Employer shall have an opportunity to cure any event of Good Reason within thirty (30) days of receipt of the Notice of Good Reason. Employer shall notify Officer of the timely cure of any event of Good Reason and the manner in which such cure was effected, and any Notice of Good Reason delivered by Officer based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Agreement. If the Notice of Good Reason has not been deemed withdrawn within thirty (30) days, Officer shall in his sole discretion have the right to provide a Notice of Termination (as defined in Section 9.1 below) for Good Reason.
5.2.1    Without Good Reason. Should Officer voluntarily resign Officer’s employment, either by giving Notice of Termination (as defined in Section 9.1 below) during the term of this Agreement or otherwise, without Good Reason (“Without Good Reason”), Officer’s employment shall terminate immediately, unless Officer and Employer mutually agree on a later effective Termination Date (as defined in Section 9.1 below).
5.1.    Benefits Upon Termination. Notwithstanding any other agreements to the contrary, the following benefits shall be the only termination benefits Officer is entitled to receive from Employer. In the event that Officer’s employment terminates for any reason, Officer shall be entitled to receive (i) all accrued but unpaid Base Salary and vacation benefits as of the Termination Date (as defined in Section 9.1 below) (“Accrued Benefits”) and (ii) any other benefits already vested as of the Termination Date (as defined in Section 9.1 below) under any of Employer’s applicable equity compensation, pension, cash incentive compensation, or similar plans in which Officer participated immediately prior to termination (“Vested Benefits”).
5.1.1    Disability. In the event that Officer’s employment terminates by reason of Disability, Officer shall be entitled to receive, subject to the execution of a customary general release by Officer, or such person or persons as Officer shall have designated in writing if Officer is incapacitated, in compliance with Section 5.3.7 below and substantially in the form attached hereto as Appendix A (or, if such requirement is waived by Employer pursuant to Section 5.3.7 below, a waiver of the requirement for a customary release): (i) the immediate vesting, to the extent not otherwise vested, of all outstanding equity incentive awards including Restricted Stock Unit Awards granted to Officer, and (ii) Officer’s Annual Cash Incentive Award for the Fiscal Year in which the Termination Date (as defined in Section 9.1 below) occurs,

39700561v.1

prorated to the Termination Date (as defined in Section 9.1 below), in accordance with Section 4.2.8 of this Agreement and paid at the time set out in Section 4.2.7.
Additionally, upon Officer’s receipt of a Notice of Termination (as defined in Section 9.1 below) for Disability, Officer shall receive, at the option of Employer either (i) Officer’s Annual Restricted Stock Unit Award for the Fiscal Year in which the Termination Date (as defined in Section 9.1 below) occurs prorated to the Termination Date (as defined in Section 9.1 below), calculated pursuant to the Term Adjustment calculation specified in Section 4.2.8 of this Agreement, or (ii) an equivalent amount of cash payable in a lump-sum, on the later of the Release Date (as defined in Section 5.3.7 below) or the time set out in Section 4.3.2. If Employer elects to grant Officer an Annual Restricted Stock Unit Award under subsection (i) of this paragraph, Employer shall make such grant prior to the Termination Date (as defined in Section 9.1 below), with such grant being subject to vesting as described in this paragraph. Such grant shall vest in its entirety on the date of the filing of Employer’s Form 10-K with the U.S. Securities and Exchange Commission provided that Employer’s after-tax net income reported in the 10-K for the Fiscal Year is greater than zero ($0). If Employer’s after-tax net income for the Fiscal Year is zero ($0) or less, then the Annual Restricted Stock Unit Award will not vest and the Annual Restricted Stock Unit Award shall terminate in its entirety.
5.1.2    Death. In the event of Officer’s Death, such person or persons as Officer shall have designated in writing or, in the absence of such a designation, Officer’s estate, shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards, including Restricted Stock Unit Awards, granted to Officer, and (ii) Officer’s Annual Cash Incentive Award for the Fiscal Year in which Death occurs, prorated to the date of Death, in accordance with Section 4.2.8 of this Agreement at the time set out in Section 4.2.7.
5.1.3    Cause. In the event of Officer’s termination for Cause, Officer shall not be entitled to any additional compensation or benefits, except as otherwise provided in this Section 5.3.
5.1.4    Without Cause; Good Reason. In the event Officer’s employment is terminated by Employer Without Cause, or Officer resigns employment for Good Reason, subject to execution of a customary general release in compliance with 5.3.7 below (or, if such requirement is waived by Employer pursuant to Section 5.3.7 below, a waiver of the requirement for a customary release), Officer shall be entitled to the benefits described in this Section 5.3.4 (“Severance Benefits”). The Severance Benefits shall include: (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards, including Restricted Stock Unit Awards, granted to Officer; (ii) Officer’s Target Annual Cash Incentive Award for the Fiscal Year in which such termination occurs, prorated to the Termination Date (as defined in Section 9.1 below) in accordance with Section 4.2.8 of this Agreement, to be paid at the time set out in Section 4.2.7; and (iii) payment of an amount equal to the product obtained by multiplying

39700561v.1

Officer’s then-current base salary by two (2), to be paid in lump sum, in either case, the later of the Release Date (as defined in Section 5.3.7 below) or the time set forth in Section 4.3.2.
In addition, upon Officer’s receipt from Employer of a Notice of Termination (as defined in Section 9.1 below) Without Cause or Employer’s receipt from Officer of a Notice of Termination (as defined in Section 9.1 below) for Good Reason, the Severance Benefits shall include at the option of Employer, either (iv) Officer’s Annual Restricted Stock Unit Award for the Fiscal Year in which the Termination Date (as defined in Section 9.1 below) occurs, or (v) an equivalent amount of cash to be paid by the later of the Release Date (as defined in Section 5.3.7 below) or the time set out in Section 4.3.2. If Employer elects to grant Officer an Annual Restricted Stock Unit Award under subsection (iv) of this paragraph, Employer shall make such grant prior to the Termination Date (as defined in Section 9.1 below), with such grant being subject to vesting as described in this paragraph. Such grant shall vest in its entirety on the date of the filing of Employer’s Form 10-K with the U.S. Securities and Exchange Commission provided that Employer’s after-tax net income reported in the 10-K for the Fiscal Year is greater than zero ($0). If Employer’s after-tax net income for the Fiscal Year is zero ($0) or less, then the Annual Restricted Stock Unit Award will not vest and the Annual Restricted Stock Unit Award shall terminate in its entirety.
To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by Employer’s then-current group health insurance policies, Officer will be eligible to continue Officer’s group health insurance benefits at Officer’s own expense. If Officer timely elects continued coverage under COBRA, Employer shall pay Officer’s COBRA premiums, and any applicable Employer COBRA premiums, necessary to continue Officer’s then-current coverage for a period of twelve (12) months after the date of Officer’s termination of employment; provided, however, that any such payments will cease if Officer voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Employer is paying such premiums. Officer agrees to immediately notify the Employer in writing of any such enrollment. If and to the extent required to prevent a violation of Section 409A of the Internal Revenue Code, Officer will pay the entire cost of such coverage for the first six (6) months after the date of Termination and Employer will reimburse Officer for Officer’s share of such costs on the six-month anniversary of Officer’s “separation from service” as defined in Section 409A.
5.1.5    Resignation Without Good Reason. In the event of Officer’s Resignation Without Good Reason, Officer shall not be entitled to payment of any additional compensation or benefits, except as otherwise provided in this Section 5.3 and except with respect to Officer’s Annual Cash Incentive Award earned for the Fiscal Year prior to resignation but unpaid at the time of resignation.
5.1.6    Change of Control. During the term of this Agreement, if Officer’s employment is terminated (a) by Employer or Employer’s successor other than for Cause, Death or Disability or (b) by Officer for Good Reason, in either case within one (1) year after a Change in Control (a “Change in Control Termination”) then, subject to execution of a

39700561v.1

customary general release in compliance with Section 5.3.7 below (or, if such requirement is waived by Employer pursuant to Section 5.3.7 below, a waiver of the requirement for a customary release):
(i)    Employer shall pay Officer in a single severance payment as soon as practicable after the Release Date (as defined below), but in no event later than thirty (30) days after the Release Date, an amount in cash equal the sum of (a) three (3) times Officer’s then-current Base Salary PLUS, (b) Officer’s Target Bonus as in effect on the Termination Date (as defined in Section 9.1 below) , MINUS (c) any Accumulated Amount (treating the Accumulated Amount as a positive number).
(ii)    Upon the Release Date, any unvested and outstanding Restricted Stock Unit awards shall become immediately and fully vested.
(iii)    Employer shall pay Officer in a single severance payment as soon as practicable after the Release Date, but in no event later than the later of thirty (30) days after the Release Date (as defined below) or the date for such payment under Sections 4.2.1 or 4.2.2, as applicable, an amount in cash equal to the Annual Cash Incentive Award (if any) for the prior Fiscal Year if such Annual Cash Incentive Award has not previously been paid.
(iv)    Employer shall pay Officer in a single severance payment as soon as practicable after the later of the Release Date (as defined below) or the date for such payment under Sections 4.2.1 or 4.2.2, as applicable, a pro-rata payment of the Annual Cash Incentive Award (if any) for the Fiscal Year in which the termination occurs, calculated as set out in Sections 4.2.1 or 4.2.2 as applicable and pro-rated as set out in Section 4.2.8.
(v)    Employer shall grant Officer a pro-rata portion of any Annual Restricted Stock Unit Award for the Fiscal Year in which the termination occurs, with such Grant to be made no later than the later of the Release Date or the date set out in Section 4.3. Notwithstanding anything to the contrary in Section 4.3, for purposes of calculating Annual Restricted Stock Unit Awards under this Section 5.3.6(v), the Shareholder Return Performance shall be determined based on Employer’s and ABAQ Index companies’ shareholder return as of the Termination Date (as defined in Section 9.1 below) . The Annual Restricted Stock Unit Award shall be pro-rated as set out in Section 4.3.6. If Employer is unable under the terms of then existing equity compensation plans (if any) to grant RSUs, then Employer shall pay Officer the RSU Value, pro-rated as set out in Section 4.3.6.
(vi)    Notwithstanding anything contained herein, if a Change in Control occurs and Officer’s employment with Employer is terminated no more than one (1) year prior to a Change in Control other than for Cause, and if such termination of employment or event was at the request, suggestion or initiative of a third party who has taken steps reasonably calculated to

39700561v.1

effect a Change in Control, then Officer’s termination shall be a Change of Control Termination and upon occurrence of the Change in Control, Officer shall be entitled to receive the payments and benefits set forth in this Section 5.3.6, in lieu of payments and benefits described elsewhere in this Agreement.
5.1.7    Waiver and Release. As a condition to Officer receiving any payments pursuant to Sections 5.3.1, 5.3.4, 5.3.6., 5.3.8 and 5.3.9 hereof, Officer must execute and deliver a customary general release (the “Release”) to the Employer not later than forty-five (45) days following the date of termination of employment, substantially in the form attached hereto as Appendix A, provided that Employer shall first deliver to Officer the Release within fifteen (15) days of the date of termination of employment. If Employer shall not have so delivered the Release to Officer within such fifteen (15) day period, then Officer’s obligation to deliver the Release to Employer as a condition to receiving the payments specified above shall be null and void. The effective date of the Release shall be the date on which any non-waivable waiting periods after execution of the Release expire (the “Release Date”).
5.1.8    Golden Parachute Excise Tax. If any payment or benefit Officer would receive pursuant to a Change in Control from the Employer or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (“Section 280G”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Employer shall cause to be determined, before any amounts of the Payment are paid to Officer, which of the following two (2) amounts would maximize Officer’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Officer receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Officer’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Employer shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes) required to be paid by Officer. If a Reduced Payment is made, (i) the Payment shall be paid, only to the extent permitted under the Reduced Payment alternative, and Officer shall have no rights to any additional payments and/or benefits constituting the Payment, (ii) reduction in payments and/or benefits shall occur in the following order unless Officer elects in writing a different order (provided, however, that such election shall be subject to Employer approval if made on or after the date on which the event that triggers the Payment occurs), reduction of cash payments, cancellation of accelerated vesting of stock awards and reduction of other benefits. In the event that acceleration of compensation from Officer’s equity awards is to be reduced, such acceleration of vesting shall be

39700561v.1

canceled in the reverse order of the date of grant unless Officer elects in writing a different order for cancellation. Any payments to Officer pursuant to Sections 5.3.1, 5.3.4, 5.3.6, this Section 5.3.8 and Section 5.3.9, whether a Full Payment or a Reduced Payment, are subject to execution of a customary general release in compliance with 5.3.7 or a waiver by Employer of the requirement for a customary release. Employer shall, to the extent requested by Officer, cooperate in attempting to mitigate the effects of the Excise Tax on Officer including by virtue of assisting in the characterization and valuation of payments as "reasonable compensation" to be rendered before or after the "change in control" within the meaning of Section 280G of the Internal Revenue Code. A nationally recognized, independent registered public accounting firm with expertise in Section 280G determinations selected by Officer and acceptable to the Employer shall make all determinations required to be made under this Section for purposes of Section 280G. If the independent registered public accounting firm selected by Officer and approved by Employer is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Officer shall select a different nationally recognized independent registered public accounting firm acceptable to Employer, subject to the same criteria noted above, to make the determinations required hereunder. The Employer shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Employer and Officer within fifteen (15) calendar days after the date on which Officer’s right to a Payment is triggered (if requested at that time by the Employer or Officer) or at such other time as requested by the Employer. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Employer and Officer with an opinion that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Employer and Officer.
5.1.9    Non-Renewal. In the event that Employer declines to renew this Agreement under the procedures provided in Section 1, Officer shall be entitled, subject to execution of a customary general release in compliance with 5.3.7 or by Employer’s waiver of the requirement for a customary general release to: (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including Restricted Stock Unit awards granted to Officer; (ii) Officer’s Annual Cash Incentive Award for the final Fiscal Year of the Employment Term and (iii) Officer’s Annual Restricted Stock Unit Award computed pursuant to Section 4.3 for the final Fiscal Year of the Employment Term. Employer shall make the grant of the Annual Restricted Stock Unit Award prior to the Termination Date (as defined in Section 9.1 below), with such grant being subject to vesting as described in this paragraph. Such grant shall vest in its entirety on the date of the filing of Employer’s Form 10-K with the U.S. Securities and

39700561v.1

Exchange Commission provided that Employer’s after-tax net income reported in the 10-K for the Fiscal Year is greater than zero ($0). If Employer’s after-tax net income for the Fiscal Year is zero ($0) or less, then the Annual Restricted Stock Unit Award will not vest and the Annual Restricted Stock Unit Award shall terminate in its entirety.
5.1.10    Section 409A Compliance. The benefits payable under this Section 5.3 and all subsections thereof, to the extent of payments made from the date of Officer’s termination through March 15th of the calendar year following such termination, are intended to be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such payments are made following said March 15th, they are intended to be made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Internal Revenue Code that payment to Officer be delayed until six (6) months after separation from service if Officer is a “specified employee” within the meaning of the aforesaid section of the Internal Revenue Code at the time of such separation from service. Each payment set forth in this Section 5.3, and all subparts thereof, shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code.
If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Officer to incur any additional tax or interest under Section 409A of the Internal Revenue Code or the Final 409A Regulations, Employer shall, after consulting with Officer, amend such provision to comply with Section 409A of the Internal Revenue Code, provided that Employer agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Officer of the applicable provision without violating the provisions of Section 409A of the Internal Revenue Code.
6.    RESTRICTIVE COVENANTS.
6.1.    No Solicitation. During employment and for a period of twelve (12) months after termination of employment, Officer shall not, directly or indirectly:
6.1.1    Non-Solicitation of Customers. Solicit or direct another to solicit any customers of Employer or Employer’s affiliates for purposes of selling any products or services competitive with those of Employer or its affiliates and with whom Officer had Material Contact in the twelve (12) months preceding termination of employment. For purposes of this Agreement, Officer had “Material Contact” with a customer if (a) Officer had business dealings directly with the customer on Employer’s behalf, or (b) Officer was directly responsible for supervising or coordinating the material dealings between the customer and Employer.

39700561v.1

6.1.2    Non-Solicitation of Employees. Solicit for employment any person who was employed by Employer or its affiliates on the date Officer’s employment terminated and with whom Officer had regular contact with during the course of his employment by Employer, unless Officer shall have received the prior written consent of Employer.
6.1.3    Basis for Non-Solicitation Agreement. Officer understands and agrees that the non-solicitation agreements contained in Sections 6.1.1 and 6.1.2 are necessary to Employer because Officer has access to, and in order to protect the confidentiality of, Employer’s Trade Secrets (as that term is defined in Section 6.2 below) from intentional and/or inadvertent disclosure or use upon or after the termination of Officer’s employment with Employer. As consideration, Employer expressly agrees to provide Officer with confidential information during Officer’s employment with Employer. The covenants contained in this Section 6.1 shall be considered as a series of separate covenants, one for each entity or individual with respect to whom solicitation is prohibited. If, in any judicial proceeding or arbitration, a court or an arbitrator refuses to enforce any such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenant (or portions thereof) to be enforced. In the event that a provision of this Section 6.1, or any such separate covenant (or portion thereof), is determined to exceed the time, geographic or scope limitations permitted by applicable law, then such provision shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law. Officer consents, to the extent Officer may lawfully do so, to judicial modification, or, modification by an arbitrator, of this Agreement as described in this Section.
6.2.    Confidentiality.
6.2.1    Trade Secrets. “Trade Secrets” refers to information, without regard to form, that is not generally known concerning Employer’s business, that Employer has made reasonable efforts to maintain as secret or confidential, and from which Employer derives economic value because it is not generally known to others who can obtain economic value from its use or disclosure. Trade Secrets include, but are not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, and computer programs and plans. This definition shall not limit any definition of “trade secrets” or any equivalent term under applicable state, local, or federal law.
6.2.2    Confidential Information. “Confidential Information” refers to business information or data of Employer that, although not a Trade Secret, is not generally known to the public and that Employer desires and makes reasonable efforts to keep confidential. Confidential Information includes, but is not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing

39700561v.1

and hedging models, trade secrets, computer programs and plans, information related to officers, directors, employees and agents, operations materials and memoranda, personnel records and information, pricing and financial information related to the Employer and suppliers, and any information marked “Confidential” by Employer, and other proprietary information that does not rise to the level of a Trade Secret. Confidential Information does not include data or information that: (i) Employer has voluntarily disclosed to the public; (ii) third parties have independently developed and disclosed to the public; (iii) otherwise enters the public domain through lawful means; or (iv) is lawfully and rightfully disclosed to Officer following the date of this Agreement by another party without an obligation to keep the information confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under any applicable state, local or federal law. Officer acknowledges that all Confidential Information and Trade Secrets are and shall continue to be the exclusive property of Employer, whether or not prepared in whole or in part by Officer.
6.2.3    Employer’s Ownership in Officer’s Work. Officer agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during Officer’s employment with the Employer, either alone or jointly with others, if on the Employer’s time, using the Employer’s facilities, relating to the Employer or to the banking industry shall be owned exclusively by the Employer, and Officer hereby assigns to the Employer all of Officer’s right, title, and interest in all such intellectual property. Officer agrees that the Employer shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Employer reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Employer may reasonably request. This provision is intended to be applied consistent with applicable law.
6.2.4    Limitation on Assignment. (a) Officer understands that the Employer is hereby advising Officer that any provision in this Agreement requiring Officer to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code (“Section 2870”). That Section provides as follows: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies facilities, or trade secret information, except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an

39700561v.1

employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.” By signing this Agreement, Officer acknowledges that this paragraph shall constitute written notice of the provisions of Section 2870.
6.2.5    Non-Disclosure; Use. Officer hereby acknowledges and agrees that Employer and its affiliates have developed and own valuable information described above as Trade Secrets and Confidential Information. Officer acknowledges and agrees that all such Trade Secrets and Confidential Information are valuable assets of Employer, and if developed by Officer, are developed by Officer in the course of Officer’s employment with Employer, and are the sole property of Employer. Officer agrees not to divulge or otherwise disclose to any third party, directly or indirectly, any Confidential Information or Trade Secrets, except to the extent such use or disclosure is (i) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority; (ii) lawfully obtainable from other sources; or (iii) authorized by Employer. Officer further agrees not to use any Confidential Information or Trade Secrets except as necessary to provide the services under this Agreement. Officer and Employer acknowledge and agree that this Agreement is not intended to, and does not, alter either Employer’s rights or Officer’s obligations under any state or federal statutory or common law regarding trade secrets or unfair trade practices. If Officer, during the Employment Term or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information or Trade Secrets (as described in Sections 6.2.1 and 6.2.2) or if Officer is otherwise required by law or regulations to disclose Confidential Information or Trade Secrets, Officer will promptly, before making any such production or disclosure, notify the Employer and provide such information as the Employer may reasonably request to take such action as the Employer deems necessary to protect its interests. Officer agrees to cooperate reasonably with Employer, whether during the Employment Term or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which the Employer is or may become a party, whether now pending or hereafter brought, in which Officer has direct or indirect knowledge of relevant facts or issues. If Officer is no longer employed by Employer, Employer shall reasonably compensate Officer for his time, and shall reimburse Officer for any reasonable expenses incurred, in connection with Officer’s cooperation in accordance with this paragraph.
1.    INDEMNITY.
To the fullest extent permitted by applicable law and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall indemnify Officer, advance defense costs, and hold Officer harmless for actions or inactions as an Officer of Employer or as a fiduciary of any employee benefit plan and shall maintain coverage for him under liability insurance policies at least equal to that provided for any other officers or directors of Employer. This provision shall in all events survive any termination of this Agreement.

39700561v.1

2.    RESTRICTED STOCK UNIT AWARDS.
2.1.    Definition of Restricted Stock Unit. A Restricted Stock Unit (“Restricted Stock Unit”) represents the right to receive one share of the Employer’s common stock, subject to the vesting requirements specified in this Agreement.
2.1.    Conversion of Restricted Stock Units. Upon vesting of a Restricted Stock Unit, one share of Common Stock (“Stock”) shall be issued to Officer for each Restricted Stock Unit, subject to any reduction in the number of Common shares to be issued as pursuant to Section 8.3.
2.2.    Withholding Tax and Net Settlement. As a condition precedent to the delivery to Officer of any Stock pursuant to vesting of Restricted Stock Units, Officer shall, upon request by the Employer, pay to the Employer such amount of cash as the Employer may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Restricted Stock Units vested, or, shall allow Employer to withhold from the shares of Stock otherwise to be delivered to Officer pursuant to the vesting of the Restricted Stock Units, a number of whole shares of Stock having a Fair Market Value, determined as of the Tax payment date, equal to the Required Tax Payments.
2.3.    Reinvestment of Dividend Equivalents. On each date the Employer pays a cash dividend to record owners of shares of Stock (a “Payment Date”), Officer shall be credited on the Payment Date, with additional Restricted Stock Units equal to (i) the product of the total number of Restricted Stock Units granted, but not yet vested, immediately prior to such Payment Date multiplied by the dollar amount of the cash dividend paid per share of Stock by the Employer on such Payment Date, divided by (ii) the Fair Market Value of a share of Stock on such Payment Date. Any such additional Restricted Stock Units shall be assumed to be subject to vesting in the same proportion as the underlying Restricted Stock Unit grant.
3.    MISCELLANEOUS
3.1.    Notice of Termination and Termination Date. Any termination of this Agreement by Employer or by Officer (including any Resignation) shall be communicated by a dated written Notice of Termination to the other party, stating the specific termination provision in this Agreement relied upon, if any, and setting forth in reasonable detail the facts and circumstances, if applicable, claimed to provide a basis for termination (“Notice of Termination”). Failure by Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of Employer hereunder or preclude Employer from asserting such fact or circumstance in enforcing Employer’s rights under this Agreement. The effective date of termination (“Termination Date”)

39700561v.1

shall be (i) for a termination Without Cause or Disability, or a resignation For Good Reason, the date specified in the Notice of Termination, provided that the Termination Date shall be no less than ten (10) days subsequent to the date of the Notice of Termination and, for a resignation for Good Reason, no more than ninety (90) days subsequent to the delivery of the Notice of Termination for Good Reason, or (ii) for a termination For Cause or a resignation Without Good Reason, the date specified on the Notice of Termination, or (iii) in the event of Officer’s Death, the date of Death, or (iv) in the event of a Change in Control, the date specified in the Notice of Termination; or (v) in the event the Agreement is not renewed pursuant to Section 5.3.9, the last day of the Fiscal Year under the terms of the Agreement.
3.2.    No Setoff; No Mitigation. Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that Employer may have against Officer or others except to the extent that Officer has been terminated for Cause pursuant to clause (b) of Section 5.1.3. In no event shall Officer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Officer under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not Officer obtains other employment.
3.3.    Definition of Change in Control. For purposes of this Agreement, a “Change In Control” shall mean the occurrence during the term of the Agreement, of any one of the following events:
i.    An acquisition of any common stock or other “Voting Securities”(as hereinafter defined) of Employer or the ultimate direct or indirect holding company of Employer, by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding shares of Employer’s common stock or the combined voting power of Employer’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Agreement, (1) “Voting Securities” shall mean Employer’s outstanding voting securities entitled to vote generally in the election of directors and (2) a “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Employer or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Employer (for purposes of this definition, a “Subsidiary”), (ii) Employer or any of its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined).

39700561v.1

ii.    The individuals who, as of the date of the Agreement are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by Employer’s common stockholders, of any new director, was approved by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-l 1 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
iii.    The consummation of:
(a)    a merger, statutory share exchange, consolidation, reorganization or similar transaction involving Employer or any of its affiliates (a “Transaction”), unless such merger, consolidation, or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Transaction: (a) in which all or substantially all of the stockholders of Employer, immediately before such merger, consolidation or reorganization, own, in substantially the same proportions as their ownership immediately prior to such Transaction, directly or indirectly immediately following such merger, consolidation or reorganization more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”), (b) at least a majority of the members of the board of directors (or equivalent body) of the entity resulting from such Transaction were members of the Board of the Employer at the time of the execution of this Agreement or of the action of the Board giving rise to such Transaction, or (c) no Person (excluding any employee benefit plan or related trust of the Company) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the outstanding Voting Securities of the Surviving Corporation; or
(b)    The sale or other disposition of all or substantially all of the assets of Employer to any Person or Persons (other than a transfer to a Subsidiary); or

39700561v.1

(c)    The sale or other disposition of all or substantially all of the stock or assets of Employer to any Person or Persons (other than a transfer to a Subsidiary).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by Employer which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by Employer, and after such share acquisition by Employer, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
3.1.    Arbitration. Officer and Employer agree that, to the fullest extent permitted by law, Officer and Employer will submit all disputes arising under this Agreement or arising out of or related to Officer’s employment with or separation from Employer, to final and binding arbitration. The arbitrator will conduct the arbitration at a mutually agreeable site within San Diego County and in accordance with the then applicable JAMS Employment Arbitration Rules & Procedures, a current copy of which are attached to this Agreement at Appendix B. The arbitrator shall have at least ten (10) years’ experience in employment law and shall be an attorney or retired judge. Officer and Employer shall give written notice to the other party of their intention to submit a dispute to arbitration. The arbitrator shall issue a written opinion and award which will decide all issues submitted and shall be final and binding to the fullest extent permitted by law and will be enforceable by any court having jurisdiction. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the Parties and which the arbitrator determines to be supported by credible and relevant evidence presented. The arbitrator will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute. Any award in an arbitration initiated under this clause shall be limited to monetary damages and shall include no injunction or direction to any party other than the direction to pay a monetary amount.
Employer shall initially remit the reasonable fees of the arbitrator for any claim arbitrated pursuant to this Agreement. However, in any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration to the extent permitted by applicable law. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

39700561v.1

Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that is necessary to protect the rights or property of that party, pending the selection of an arbitrator and/or commencement of arbitration pursuant to this Agreement. However, Officer and Employer shall maintain the confidential nature of the arbitration proceedings and any award issued thereafter, except as may be necessary in a court application for a preliminary remedy, a judicial challenge to any arbitration award or its enforcement, or unless otherwise required by law or judicial decision. Except as may be required by law, or as may be required in an action to enforce, modify, or vacate the award, neither Officer nor Employer nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.
3.1.    Successorship. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. This Agreement may not be assigned without the prior written consent of Officer and Employer, other than in connection with a merger or sale of Employer or the sale of substantially all the assets of Employer, or similar transaction.
3.2.    Notices. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters (Attn: Chairman of the Board of Directors) and in duplicate by electronic mail and to Officer at such address as Officer may from time to time in writing designate (or Officer’s business address of record in the absence of such designation) and in duplicate by electronic mail. All notices shall be deemed to have been given on the date of delivery if delivered both in person and by electronic mail, to the party to whom notice is to be given or two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.
3.3.    Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.
3.4.    California Law. This Agreement shall be construed and interpreted in accordance with the laws of California, without reference to its conflict of laws principles.
3.5.    Injunctive Relief. Employer and Officer acknowledge that the services Officer is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, if either party violates any of the material provisions of this Agreement, the parties shall, in addition to any other rights and remedies available under this Agreement, including Section 9.4 or under applicable law, be entitled to seek injunctive relief, as permitted

39700561v.1

by law. The provisions hereof shall survive the expiration, suspension or termination, for any reason, of this Agreement and shall be in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity.
3.6.    Adjustments of and Changes in Employer’s Common Stock. In the event that the shares of common stock of Employer shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Employer or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise), or if the number of shares of common stock of the Employer shall be increased or decreased through a stock split or the payment of a stock dividend, then any outstanding equity compensation, including Restricted Stock Units, previously granted whether vested or unvested shall be treated in a consistent manner to other common shares outstanding and any equity compensation awards, including Restricted Stock Units, to be granted in the future under the terms of this Agreement or any limitation placed on such awards under the terms of this Agreement including, without limitation, the Annual Restricted Stock Unit Award, shall be adjusted to result in an economically neutral impact on Officer.
3.7.    Clawback. If Officer is or becomes subject to the Dodd-Frank Act's incentive compensation repayment requirements, and if then required by the Dodd-Frank Act or any of its regulations, Officer will enter into an amendment to this Agreement or enter into a separate written agreement with Employer to the extent necessary to comply with the requirements of the Dodd-Frank Act or any of its regulations.
3.1.    Compliance with Other Applicable Laws. Officer understands and agrees that notwithstanding anything to the contrary contained in this Agreement, this Agreement may be changed if and to the extent necessary to comply with applicable laws, including any future laws regulating the compensation of executive officers of financial institutions (if, and only if, such applicable laws apply to both Bofl Holding, Inc and BofI Federal Bank and this Agreement), provided that such change shall be negotiated in good faith to achieve, to the extent possible, a comparable economic result to that which would otherwise have accrued to Officer prior to modification of this Agreement.
3.2.    Entire Agreement. Except as specifically set out in this Agreement, this instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.
3.3.    Severability. If any provision of this Agreement is held invalid or unenforceable the remainder of this Agreement shall nevertheless remain in full force and effect,

39700561v.1

and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
[THE NEXT PAGE IS THE SIGNATURE PAGE]

39700561v.1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.

EMPLOYER: By:___________________________________ Paul Grinberg Chairman of the Board of Directors	Dated: _______________________________
OFFICER: By:___________________________________ Gregory Garrabrants	Dated: _______________________________

39700561v.1

APPENDIX A
FORM OF WAIVER AND RELEASE AGREEMENT
GENERAL RELEASE

1.
In consideration of the payments and benefits to which Gregory Garrabrants (the “Officer”) is entitled under that certain Second Amended and Restated Employment Agreement entered into by and among the Officer, BofI Holding, Inc. (the “Company”) and BofI Federal Bank, a federal savings bank (the “Bank”) (the Company and the Bank are referred to collectively as the “Employer” herein), dated as of June 30, 2017 (the “Employment Agreement”), the Officer for himself, his heirs, administrators, representatives, executors, successors, and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, the Bank, and their respective subsidiaries, affiliates, and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors, and representatives, including, without limitation, all persons acting by, through, under, or in concert with any of them (collectively, “Releasees”), and each of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act), national origin, religion, disability, or any other unlawful criterion or circumstance, relating to the Officer’s employment or termination thereof, which the Officer and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date this General Release is fully executed (the “Execution Date”). Officer understands and agrees that payments and amounts provided to Officer which are conditioned upon the execution of this General Release are in addition to anything of value to which Officer is otherwise entitled and that Officer would not otherwise receive but for Officer’s agreement to sign this General Release and to fulfill the promises set forth herein.

39700561v.1

2.
In consideration of the services that the Officer provided to the Releasees and other consideration the sufficiency of which is hereby acknowledged, the Releasees do hereby irrevocably and unconditionally release, acquit and forever discharge the Releasors, and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law, relating to the Officer’s employment or termination thereof, which the Releasees had, now have, or may have in the future against each or any of the Releasors from the beginning of the world until the Execution Date, except as otherwise stated in Paragraph 4 below.

3. Officer acknowledges that: (i) this entire General Release is written in a manner formulated to be understood by him; (ii) he has been advised to consult with an attorney before executing this General Release; (iii) he was given a period of twenty-one (21) days within which to consider this General Release; and (iv) to the extent he executes this General Release before the expiration of the twenty-one (21) day period, he does so knowingly and voluntarily and acknowledges that he has had sufficient time to consult his attorney and that he does not desire additional time. The Officer shall have the right to cancel and revoke this General Release during a period of seven (7) days following the Execution Date, and this General Release shall not become effective, and no amounts conditioned upon the execution of this General Release under the Employment Agreement shall be paid, until the day after the expiration of such seven (7) day period. The seven (7) day period of revocation shall commence upon the Execution Date. To revoke this General Release, the Officer shall deliver to the Employer, prior to the expiration of said seven (7) day period, a written notice of revocation pursuant to Section 9.6 of the Employment Agreement. Upon such revocation, this General Release shall be null and void and of no further force or effect. Officer understands that if he revokes this General Release, he will not receive any payments or amounts conditioned upon the execution of this General Release.

39700561v.1

4.
Notwithstanding anything else herein to the contrary, this General Release shall not affect: the obligations of the Employer and Officer set forth in the Employment Agreement or other obligations that, in each case, by their terms, are to be performed after the Execution Date (including, without limitation, obligations to Officer under any stock option, stock award, or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify the Officer respecting acts or omissions in connection with the Officer’s service as a director, officer, or employee of the Affiliated Entities as set forth in Section 7 of the Employment Agreement; obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; or any right the Officer may have to obtain contribution in the event of the entry of judgment against the Officer as a result of any act or failure to act for which both the Officer and any of the Affiliated Entities are jointly responsible. Nothing in this General Release shall be construed as prohibiting Officer from making a future claim with any federal or state executive government department or administrative agency, including, without limitation, the Equal Employment Opportunity Commission or any similar state agency including, but not limited to the California Department of Fair Employment and Housing, or from cooperating with such agency in any investigation or proceeding; provided, however, that should Officer pursue such an administrative action against the Releasees, or any of them, Officer agrees and acknowledges that he will not seek, nor shall he be entitled to recover, any monetary damages from any such proceeding. In addition, this General Release does not apply to any claims for unemployment compensation benefits, workers compensation benefits or health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act. In addition, this General Release shall not affect the right of the Employer to enforce the restrictive covenants set forth in Section 6 of the Employment Agreement, nor shall this General Release preclude Employer from pursuing claims against Officer arising from Officer’s fraudulent conduct, embezzlement by Officer, Officer’s personal misappropriation of Employer’s funds or property, Officer’s knowing violation of applicable laws or regulations for personal gain (whether arising from Officer’s own conduct or Officer’s direction to subordinates to violate applicable laws or regulations for Officer’s personal gain). This General Release does not affect Officer’s or Employer’s obligation to submit all disputes arising under the Employment Agreement or arising out of or related to Officer’s employment with or separation from Employer, to final and binding arbitration, as set forth in Section 9.4 of the Employment Agreement and Paragraph 12 herein.

5.	This General Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of California, without reference to its principles of conflict of laws.

39700561v.1

6.
The parties represent and warrant that they are not aware of any claims by each of them other than the claims that are released by this General Release. The parties further acknowledge that they may hereafter discover claims or facts in addition to or different than those which they now know or believe to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and each party’s decision to enter into it. Nevertheless, except as otherwise stated in Paragraph 4 above, the parties hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts and the parties hereby expressly waive any and all rights and benefits confirmed upon them by the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Being aware of such provisions of law, the parties agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect in any other jurisdiction determined by a court of competent jurisdiction or an arbitrator to apply, except as otherwise stated in Paragraph 4 above.

7.
It is the intention of the parties hereto that the provisions of this General Release shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the General Release. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this General Release shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this General Release in order to render the same valid and enforceable.

8.
This General Release may not be orally canceled, changed, modified, or amended, and no cancellation, change, modification, or amendment shall be effective or binding, unless in writing and signed by all parties to this General Release. The failure to enforce any provision of this General Release shall not be construed to be a waiver of such provision or to affect the validity of this General Release or the right of any party to enforce this General Release.

9.
Officer acknowledges that, other than any payments or amounts conditioned upon the execution of this General Release, he has received all wages, compensation and other benefits due him as a result of his employment and separation.

10.	Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

39700561v.1

11.
This General Release, any confidentiality, proprietary information, or inventions agreements signed by Officer during his employment (all of which survive the termination of the employment relationship), and all relevant portions of the Employment Agreement which, by their terms, survive the termination of the employment relationship, constitute the entire agreement between Officer, the Bank and the Company concerning the terms of Officer’s employment and separation from employment and the compensation related thereto. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this General Release.

39700561v.1

12.
Officer and Employer agree, to the fullest extent permitted by law, that any and all disputes or claims arising out of or in any way related to this General Release including, without limitation, fraud in the inducement of this General Release, or relating to the general validity or enforceability of this General Release, shall be submitted to final and binding arbitration before an arbitrator. The arbitrator will conduct the arbitration at a mutually agreeable site within San Diego County and in accordance with the then applicable JAMS Employment Arbitration Rules & Procedures, a current copy of which are attached to this General Release at Appendix 1. The arbitrator shall have at least ten (10) years’ experience in employment law and shall be an attorney or retired judge. Officer and Employer shall give written notice to the other party of their intention to submit a dispute to arbitration. The arbitrator shall issue a written opinion and award which will decide all issues submitted and shall be final and binding to the fullest extent permitted by law and will be enforceable by any court having jurisdiction. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the Parties and which the arbitrator determines to be supported by credible and relevant evidence presented. The arbitrator will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute. Any award in an arbitration initiated under this clause shall be limited to monetary damages and shall include no injunction or direction to any party other than the direction to pay a monetary amount.
Employer shall initially remit the reasonable fees of the arbitrator for any claim arbitrated pursuant to this General Release. However, in any arbitration arising out of or related to this General Release, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration to the extent permitted by applicable law. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.
Either party may, without inconsistency with this General Release, seek from a court any interim or provisional relief that is necessary to protect the rights or property of that party, pending the selection of an arbitrator and/or commencement of arbitration pursuant to this General Release. However, Officer and Employer shall maintain the confidential nature of the arbitration proceedings and any award issued thereafter, except as may be necessary in a court application for a preliminary remedy, a judicial challenge to any arbitration award or its enforcement, or unless otherwise required by law or judicial decision. Except as may be required by law, or as may be required in an action to enforce, modify, or vacate the award, neither Officer nor Employer nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.

39700561v.1

13.
This General Release may be executed in counterparts, each one deemed an original, together constituting one in the same document. Facsimiles and PDFs of genuine signatures shall be deemed comparable to original signatures hereto.

IN WITNESS WHEREOF, the undersigned parties have executed this General Release.

[ ]

By:
Name:
Title:
OFFICER
Voluntarily Agreed to and Accepted this
        day of                     20

BANK

By:___________________________________            Date:    __________________
[NAME]
[TITLE]

COMPANY

By:___________________________________            Date:    __________________
[NAME]
[TITLE]

A-7
39700561v.1